AMENDMENT NO. 5 TO PARTICIPATION AGREEMENT

This AMENDMENT TO PARTICIPATION AGREEMENT (the “Amendment”) is made and entered into as of this 1st day of May, 2013 by and among TRANSAMERICA LIFE INSURANCE COMPANY (the “Company”), on its own behalf and on behalf of each separate account of the Company (an “Account”) identified in the Participation Agreement, THE UNIVERSAL INSTITUTIONAL FUNDS, INC. (the “Fund”), MORGAN STANLEY DISTRIBUTION, INC. (the “Underwriter”) and MORGAN STANLEY INVESTMENT MANAGEMENT INC. (the “Adviser”).  This Amendment hereby amends the Participation Agreement, dated as of January 12, 2004, by and among the Company, the Fund, the Underwriter and the Adviser (the “Agreement”).

WHEREAS, the parties executed an amendment dated March 1, 2012, to add Confidential Information, complying with Massachusetts privacy laws that shall hereafter be referred to as Amendment Number 4 to the Agreement.

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	The existing 4th Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Fund intends to offer shares of the series set forth on Schedule B hereto (each such series referred to as a “Portfolio”), as such Schedule may be revised or supplemented from time to time with notice to all parties hereto, to the Account(s) of the Company (all references herein to “shares” of a Portfolio shall mean the class or classes of shares specifically identified on Schedule B); and

2.
The parties agree to combine existing Schedule A and Schedule B into a single schedule hereby referenced as Schedule A, as supplemented from time to time by a party, with notice to all other parties.  Schedule A and Schedule B of the Agreement are hereby deleted in their entirety and replaced with the attached Schedule A.  All references to Schedule B in the Agreement are hereafter a reference to Schedule A.

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All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.  Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

TRANSAMERICA LIFE INSURANCE COMPANY

By:           /s/ John Mallett
Name:      John Mallett
Title:         Vice President
Date:         7-5-13

THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

By:           /s/ Arthur Lev
Name:      Arthur Lev
Title:        President & Principal Executive Officer
Date:         6/24/13

MORGAN STANLEY DISTRIBUTION, INC.

By:           /s/ Lisa Jones
Name:      Lisa Jones
Title:        President
Date:        6/20/13

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:           /s/ Lisa Jones
Name:      Lisa Jones
Title:        Managing Director
Date:        6/20/13

SCHEDULE A
Revised May 1, 2013

SEPARATE ACCOUNTS:
Separate Account VA S
Transamerica Corporate Separate Account Sixteen
Separate Account VA-6
Separate Account VA-7
Separate Account VA-8
Separate Account VUL-1
Separate Account VUL-2
Separate Account VUL-4
Separate Account VUL-5
Separate Account VUL-6
Transamerica Separate Account R3
PFL Corporate Account One

CONTRACTS:
Huntington Allstar Select
Advantage X
Transamerica Classic® Variable Annuity
Transamerica Catalyst® Variable Annuity
Transamerica Bounty® Variable Annuity
TransMark Optimum Choice® Variable Annuity
Transamerica Tribute®
Transamerica Lineage
TransSurvivor
TransUltra®
TransAccumulator®
Advantage R3 Variable Adjustable Life Insurance Policy
Advantage V

PORTFOLIOS:
MS UIF Core Plus Fixed Income – Class I
MS UIF Emerging Markets Equity – Class I
MS UIF Global Tactical Asset Allocation Portfolio – Class I
UIF Global Franchise – Class II
UIF Emerging Markets Debt – Class I
UIF U.S. Real Estate – Class I
UIF High Yield – Class I